UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            Impax Laboratories, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    45256B101

                                 (CUSIP Number)

                                December 31, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               Page 1 of 19 Pages

CUSIP No. 45256B101                    13G                   Page 2 of 19 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Smithfield Fiduciary LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 36,617 shares of Common Stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 36,617 shares of Common Stock
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON

            Warrants to purchase 36,617 shares of Common Stock
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.00%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45256B101                    13G                   Page 3 of 19 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 293,017 shares of Common Stock
OWNED BY
                    $75,000,000 principal amount of 3.50% Convertible
EACH                Senior Subordinated Debentures Due 2012, convertible
                    into 3,624,939 shares of Common Stock (See Item 4(a))
REPORTING
               --------------------------------------------------------
PERSON WITH
               (7)  SOLE DISPOSITIVE POWER
                    0
              --------------------------------------------------------

               (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 293,017 shares of Common Stock

                    $75,000,000 principal amount of 3.50% Convertible Senior Subordinated Debentures Due 2012, convertible into 3,624,939 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    Warrants to purchase 293,017 shares of Common Stock

                    $75,000,000 principal amount of 3.50% Convertible Senior Subordinated Debentures Due 2012, convertible into 3,624,939 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.28%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45256B101                    13G                   Page 4 of 19 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 293,017 shares of Common Stock
OWNED BY
                    $75,000,000 principal amount of 3.50% Convertible
EACH                Senior Subordinated Debentures Due 2012,
                    convertible into 3,624,939 shares of Common Stock
REPORTING           (See Item 4(a))
               --------------------------------------------------------
PERSON WITH
               (7)  SOLE DISPOSITIVE POWER
                    0
               --------------------------------------------------------

               (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 293,017 shares of Common Stock

                    $75,000,000 principal amount of 3.50% Convertible Senior Subordinated Debentures Due 2012, convertible into 3,624,939 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    Warrants to purchase 293,017 shares of Common Stock

                    $75,000,000 principal amount of 3.50% Convertible Senior Subordinated Debentures Due 2012, convertible into 3,624,939 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.28%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45256B101                    13G                   Page 5 of 19 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 293,017 shares of Common Stock
OWNED BY
                    $75,000,000 principal amount of 3.50% Convertible
EACH                Senior Subordinated Debentures Due 2012,
                    convertible into 3,624,939 shares of Common Stock
REPORTING           (See Item 4(a))
               --------------------------------------------------------
PERSON WITH
               (7)  SOLE DISPOSITIVE POWER
                    0
               --------------------------------------------------------

               (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 293,017 shares of Common Stock

                    $75,000,000 principal amount of 3.50% Convertible Senior Subordinated Debentures Due 2012, convertible into 3,624,939 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    Warrants to purchase 293,017 shares of Common Stock

                    $75,000,000 principal amount of 3.50% Convertible Senior Subordinated Debentures Due 2012, convertible into 3,624,939 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.28%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45256B101                    13G                   Page 6 of 19 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Master L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 293,017 shares of Common Stock
OWNED BY
                    $75,000,000 principal amount of 3.50% Convertible
EACH                Senior Subordinated Debentures Due 2012,
                    convertible into 3,624,939 shares of Common Stock
REPORTING           (See Item 4(a))
               --------------------------------------------------------
PERSON WITH
               (7)  SOLE DISPOSITIVE POWER
                    0
               --------------------------------------------------------

               (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 293,017 shares of Common Stock

                    $75,000,000 principal amount of 3.50% Convertible Senior Subordinated Debentures Due 2012, convertible into 3,624,939 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    Warrants to purchase 293,017 shares of Common Stock

                    $75,000,000 principal amount of 3.50% Convertible Senior Subordinated Debentures Due 2012, convertible into 3,624,939 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.28%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45256B101                    13G                   Page 7 of 19 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES          -------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 293,017 shares of Common Stock
OWNED BY
                    $75,000,000 principal amount of 3.50% Convertible
EACH                Senior Subordinated Debentures Due 2012,
                    convertible into 3,624,939 shares of Common Stock
REPORTING           (See Item 4(a))
               --------------------------------------------------------
PERSON WITH
               (7)  SOLE DISPOSITIVE POWER
                    0
               --------------------------------------------------------

               (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 293,017 shares of Common Stock

                    $75,000,000 principal amount of 3.50% Convertible Senior Subordinated Debentures Due 2012, convertible into 3,624,939 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    Warrants to purchase 293,017 shares of Common Stock

                    $75,000,000 principal amount of 3.50% Convertible Senior Subordinated Debentures Due 2012, convertible into 3,624,939 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.28%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45256B101                    13G                   Page 8 of 19 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 293,017 shares of Common Stock
OWNED BY
                    $75,000,000 principal amount of 3.50% Convertible
EACH                Senior Subordinated Debentures Due 2012,
                    convertible into 3,624,939 shares of Common Stock
REPORTING           (See Item 4(a))
               --------------------------------------------------------
PERSON WITH
               (7)  SOLE DISPOSITIVE POWER
                    0
               --------------------------------------------------------

               (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 293,017 shares of Common Stock

                    $75,000,000 principal amount of 3.50% Convertible Senior Subordinated Debentures Due 2012, convertible into 3,624,939 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    Warrants to purchase 293,017 shares of Common Stock

                    $75,000,000 principal amount of 3.50% Convertible Senior Subordinated Debentures Due 2012, convertible into 3,624,939 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.28%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45256B101                    13G                   Page 9 of 19 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC               20-1901985
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 293,017 shares of Common Stock
OWNED BY
                    $75,000,000 principal amount of 3.50% Convertible
EACH                Senior Subordinated Debentures Due 2012,
                    convertible into 3,624,939 shares of Common Stock
REPORTING           (See Item 4(a))
               --------------------------------------------------------
PERSON WITH
               (7)  SOLE DISPOSITIVE POWER
                    0
               --------------------------------------------------------

               (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 293,017 shares of Common Stock

                    $75,000,000 principal amount of 3.50% Convertible Senior Subordinated Debentures Due 2012, convertible into 3,624,939 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    Warrants to purchase 293,017 shares of Common Stock

                    $75,000,000 principal amount of 3.50% Convertible Senior Subordinated Debentures Due 2012, convertible into 3,624,939 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.28%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO - Limited Liability Company
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45256B101                    13G                  Page 10 of 19 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 293,017 shares of Common Stock
OWNED BY
                    $75,000,000 principal amount of 3.50% Convertible
EACH                Senior Subordinated Debentures Due 2012,
                    convertible into 3,624,939 shares of Common Stock
REPORTING           (See Item 4(a))
               --------------------------------------------------------
PERSON WITH
               (7)  SOLE DISPOSITIVE POWER
                    0
               --------------------------------------------------------

               (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 293,017 shares of Common Stock

                    $75,000,000 principal amount of 3.50% Convertible Senior Subordinated Debentures Due 2012, convertible into 3,624,939 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                    Warrants to purchase 293,017 shares of Common Stock

                    $75,000,000 principal amount of 3.50% Convertible Senior Subordinated Debentures Due 2012, convertible into 3,624,939 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE
             AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             6.28%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45256B101                    13G                  Page 11 of 19 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 293,017 shares of Common Stock
OWNED BY
                    $75,000,000 principal amount of 3.50% Convertible
EACH                Senior Subordinated Debentures Due 2012,
                    convertible into 3,624,939 shares of Common Stock
REPORTING           (See Item 4(a))
               --------------------------------------------------------
PERSON WITH
               (7)  SOLE DISPOSITIVE POWER
                    0
               --------------------------------------------------------

               (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 293,017 shares of Common Stock

                    $75,000,000 principal amount of 3.50% Convertible Senior Subordinated Debentures Due 2012, convertible into 3,624,939 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                    Warrants to purchase 293,017 shares of Common Stock

                    $75,000,000 principal amount of 3.50% Convertible Senior Subordinated Debentures Due 2012, convertible into 3,624,939 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.28%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45256B101                    13G                  Page 12 of 19 Pages


Item 1.

(a)  Name of Issuer

        Impax Laboratories, Inc. (the "Company").

(b)  Address of Issuer's Principal Executive Offices

            30831 Huntwood Avenue
            Hayward, CA  94544

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship


            Smithfield Fiduciary LLC
            The Cayman Corporate Center, 4th Floor
            27 Hospital Road
            George Town, Grand Cayman
            Cayman Islands, British West Indies
            Citizenship:   Cayman Islands, British West Indies

            Highbridge International LLC
            The Cayman Corporate Centre, 4th Floor
            27 Hospital Road
            Grand Cayman, Cayman Islands, British West Indies
            Citizenship:  Cayman Islands, British West Indies

            Highbridge Capital Corporation
            The Cayman Corporate Centre, 4th Floor
            27 Hospital Road
            Grand Cayman, Cayman Islands, British West Indies
            Citizenship:  Cayman Islands, British West Indies

            Highbridge Capital L.P.
            c/o Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York 10019
            Citizenship:    State of Delaware

            Highbridge Master L.P.
            c/o Harmonic Fund Services
            Cayman Financial Centre
            Tower C
            36 Dr. Roy's Drive
            George Town, Grand Cayman
            Cayman Islands, British West Indies
            Citizenship:    Cayman Islands, British West Indies

CUSIP No. 45256B101                    13G                  Page 13 of 19 Pages


            Highbridge GP, Ltd.
            c/o Harmonic Fund Services
            Cayman Financial Centre
            Tower C
            36 Dr. Roy's Drive
            George Town, Grand Cayman
            Cayman Islands, British West Indies
            Citizenship:   Cayman Islands, British West Indies

            Highbridge GP, LLC
            c/o Harmonic Fund Services
            Cayman Financial Centre
            Tower C
            36 Dr. Roy's Drive
            George Town, Grand Cayman
            Cayman Islands, British West Indies
            Citizenship:   Cayman Islands, British West Indies

            Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York  10019
            Citizenship:  State of Delaware

            Glenn Dubin
            c/o Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York 10019
            Citizenship:  United States

            Henry Swieca
            c/o Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York 10019
            Citizenship:  United States

Item 2(d)   Title of Class of Securities

         Common Stock, par value $0.01 per share ("Common Stock")

Item 2(e)  CUSIP Number

        45256B101

Item 3.  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
 (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

CUSIP No. 45256B101                    13G                  Page 14 of 19 Pages


(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount beneficially owned:

              As of the date of this filing, (i) Smithfield Fiduciary LLC may be deemed the beneficial owner of warrants to purchase 36,617 shares of Common Stock owned by it and (ii) each of Highbridge International LLC, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Harry Swieca may be deemed the beneficial owner of the warrants to purchase Common Stock owned by Smithfield Fiduciary LLC and the warrants to purchase 256,400 shares of Common Stock and $75,000,000 principal amount of 3.50% Convertible Senior Subordinated Debentures Due 2012, convertible into 3,624,939 shares of Common Stock owned by Highbridge International LLC.

              Smithfield Fiduciary LLC is a wholly-owned subsidiary of Highbridge International LLC. Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC, Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital L.P. and Highbridge Master L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Common Stock owned by another Reporting Person. In addition, each of Highbridge Capital Management, LLC, Highbridge GP, Ltd., Highbridge GP, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of Common Stock owned by Smithfield Fiduciary LLC and Highbridge International LLC.

         (b)  Percent of class:

            The Company's Form 10-Q for the fiscal quarter ended October 31, 2004 indicates that the Company had 58,484,718 shares of Common Stock outstanding as

CUSIP No. 45256B101                    13G                  Page 15 of 19 Pages


of October 31, 2004. Therefore, based on the Company's outstanding Common Stock, (i) Smithfield Fiduciary LLC may be deemed to beneficially own 0.00% of the outstanding Common Stock of the Company and (ii) each of Highbridge International LLC, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Harry Swieca may be deemed to beneficially own 6.28% of the outstanding Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Common Stock owned by another Reporting Person.

         (c)  Number of shares as to which such person has:

              (i)    Sole power to vote or to direct the vote

                     0

              (ii)   Shared power to vote or to direct the vote

                     See Item 4(a)

              (iii)  Sole power to dispose or to direct the disposition of

                     0
`
              (iv) Shared power to dispose or to direct the disposition of

                     See Item 4(a)

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         See Exhibit I.


Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and

CUSIP No. 45256B101                    13G                  Page 16 of 19 Pages


are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of March 21, 2006, by and among Smithfield Fiduciary LLC, Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge Master L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. 45256B101                    13G                  Page 17 of 19 Pages


SIGNATURES

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: March 21, 2006

SMITHFIELD FIDUCIARY LLC                     HIGHBRIDGE INTERNATIONAL LLC


By: /s/ Howard Feitelberg                    By: /s/ Howard Feitelberg
    ------------------------------               -------------------------------
Name: Howard Feitelberg                      Name: Howard Feitelberg
Title: Director                              Title: Director

--------------------------------
HIGHBRIDGE CAPITAL CORPORATION               HIGHBRIDGE CAPITAL L.P.

                                             By: Highbridge GP, LLC
By: /s/ Howard Feitelberg                        its General Partner
    ------------------------------
Name: Howard Feitelberg
Title: Controller

                                             By: /s/ Clive Harris
                                                 ------------------------------
                                             Name: Clive Harris
                                             Title: Director


HIGHBRIDGE MASTER L.P.                       HIGHBRIDGE GP, LTD.


By: Highbridge GP, Ltd.
    its General Partner
                                             By: /s/ Clive Harris
                                                 ------------------------------
                                             Name: Clive Harris
                                             Title: Director
By: /s/ Clive Harris
    ------------------------------
Name: Clive Harris
Title: Director


HIGHBRIDGE GP, LLC                           HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: /s/ Clive Harris
    -----------------------------
Name: Clive Harris
Title: Director                              By: /s/ Carolyn Rubin
                                                 ------------------------------
                                             Name: Carolyn Rubin
                                             Title: Deputy General Counsel


/s/ Glenn Dubin                              /s/ Henry Swieca
---------------------------------            ----------------------------------
GLENN DUBIN                                  HENRY SWIECA

CUSIP No. 45256B101                    13G                  Page 18 of 19 Pages


                                EXHIBIT I

                          JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.01 par value, of Impax Laboratories, Inc., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of March 21, 2006

SMITHFIELD FIDUCIARY LLC                     HIGHBRIDGE INTERNATIONAL LLC


By: /s/ Howard Feitelberg                    By: /s/ Howard Feitelberg
    ------------------------------               -------------------------------
Name: Howard Feitelberg                      Name: Howard Feitelberg
Title: Director                              Title: Director

--------------------------------
HIGHBRIDGE CAPITAL CORPORATION               HIGHBRIDGE CAPITAL L.P.

                                             By: Highbridge GP, LLC
By: /s/ Howard Feitelberg                        its General Partner
    ------------------------------
Name: Howard Feitelberg
Title: Controller

                                             By: /s/ Clive Harris
                                                 ------------------------------
                                             Name: Clive Harris
                                             Title: Director


HIGHBRIDGE MASTER L.P.                       HIGHBRIDGE GP, LTD.


By: Highbridge GP, Ltd.
    its General Partner
                                             By: /s/ Clive Harris
                                                 ------------------------------
                                             Name: Clive Harris
                                             Title: Director
By: /s/ Clive Harris
    ------------------------------
Name: Clive Harris
Title: Director


HIGHBRIDGE GP, LLC                           HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: /s/ Clive Harris
    -----------------------------
Name: Clive Harris
Title: Director                              By: /s/ Carolyn Rubin
                                                 ------------------------------
                                             Name: Carolyn Rubin
                                             Title: Deputy General Counsel

CUSIP No. 45256B101                    13G                  Page 19 of 19 Pages


/s/ Glenn Dubin                              /s/ Henry Swieca
----------------------------------           ----------------------------------
GLENN DUBIN                                  HENRY SWIECA